Exhibit 10.1

THIRD AMENDMENT

TO THE

AUTOZONE, INC. EXECUTIVE DEFERRED COMPENSATION PLAN

WHEREAS, AutoZone, Inc. (the “Company”) maintains the AutoZone, Inc. Executive Deferred Compensation Plan, as amended and restated effective as of January 1, 2003, and amended on June 10, 2008, and further amended on December 13, 2011 (the “Plan”); and

WHEREAS, the Company desires to amend the Plan: (i) to increase the maximum amounts of Base Salary and Bonus Compensation that may be deferred under the Plan in future Plan Years, (ii) to change the distribution options that may be selected for amounts attributable to future Plan Years’ deferrals and contributions, (iii) to provide mandatory lump sum payment for benefit amounts below specified levels with respect to amounts attributable to future Plan Years’ deferrals and contributions, and (iv) to provide that the Administrative Committee may, in its discretion, accelerate distribution and cashout Non-Grandfathered Benefits of Participants with small Plan benefit amounts, as permitted under Code Section 409A; and

WHEREAS, the Administrative Committee has the authority to amend the Plan pursuant to Section 11.4 of the Plan.

NOW, THEREFORE, the Plan is hereby amended, effective as of the date indicated below, as follows:

1.

The following sentence shall be added at the end of Section 1.3:

The Company intends that no amount credited or accrued under the Plan be included in a Participant’s or Beneficiary’s income as a result of Code Section 409A, and the Plan shall be interpreted and administered in accordance with the applicable requirements of Code Section 409A.

2.

Section 4.1 shall be deleted in its entirety and replaced with the following:

4.1    Deferrals by Participants.

A Participant may file an Executive Deferred Compensation Agreement pursuant to which such Participant elects to make Base Salary Deferrals and/or Bonus Deferrals with respect to Compensation earned during a Plan Year.

(a) A Participant’s Executive Deferred Compensation Agreement for a Plan Year must be submitted to the Company within the time period prescribed by the Administrative Committee, and in any event before the first day of such Plan Year. If a Participant initially becomes an eligible employee (determined in accordance with Code Section 409A) and does not make an initial Base Salary Deferral or Bonus Deferral election within such time period, the Participant may file an Executive Deferred Compensation Agreement making a prospective Base Salary Deferral election (but not a Bonus Deferral election) either before or within 30 days after the date on which his participation becomes effective. A Participant may modify his Executive Deferred Compensation Agreement for a Plan Year at any time prior to the applicable deadline specified in this subsection, subject to any restrictions or procedures determined by the Administrative Committee.

(b) For each Plan Year, a Participant may elect to defer up to twenty-five percent (25%) of his Base Salary as a Base Salary Deferral and up to seventy-five percent (75%) of his Bonus Compensation as a Bonus Deferral. Subject to such limitation, a Bonus Deferral election may provide for deferral of a portion of a Participant’s Bonus Compensation for a Plan Year described as a percentage of such Bonus Compensation only to the extent that such Bonus Compensation exceeds either: (i) a specified dollar amount of the Participant’s Bonus Compensation, or (ii) the target amount of his Bonus Compensation for such Plan Year. Notwithstanding the foregoing, any Participant election shall be further subject to any maximum or minimum percentage or dollar amount limitations and to any other rules prescribed by the Administrative Committee in its sole discretion.

(c) Base Salary Deferrals and Bonus Deferrals will be credited to the Account of each Participant as of the day of the month in which such Compensation otherwise would have been paid to the Participant in cash, provided that the Participant is an Employee on the payment date.

3.

Section 8.3(a) shall be deleted and replaced with the following:

(a) In the event of distribution after the expiration of the Deferral Period, (i) for amounts in an Account attributable to Base Salary Deferrals and Bonus Deferrals, and matching credits pursuant to Section 4.2, with respect to Plan Years commencing prior to January 1, 2013, distribution may be made in a lump sum or in installment payments for a period not to exceed fifteen (15) years, and (ii) for amounts in an Account attributable to Base Salary Deferrals and Bonus Deferrals, and matching credits pursuant to Section 4.2, with respect to Plan Years commencing on or after January 1, 2013, distribution may be made in a lump sum or in installment payments for a period not to exceed five (5) years;

4.

A new Section 8.9 shall be added at the end of Article VIII, to read as follows:

8.9	Limited Cashouts.

(a) Except as provided in subsection (d) below, if at any time a Participant’s Non-Grandfathered Benefit does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), the Administrative Committee may elect, in its sole discretion, to pay the Participant’s entire Non-Grandfathered Benefit in an immediate single-sum payment; provided that such lump sum payment must result in the termination and liquidation of the entirety of the Participant’s interest under the Plan attributable to his Non-Grandfathered Benefit, as well as the Participant’s interest in all plans, agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treas. Reg. §1.409A–1(c)(2) and the total amount so paid under the Plan and the Participant’s entire interest in any and all such other plans is not greater than the applicable dollar amount under Code Section 402(g)(1)(B).

(b) Any exercise of the Administrative Committee’s discretion pursuant to subsection (a) shall be evidenced in writing no later than the date of the distribution.

(c) Notwithstanding anything in a Participant’s Executive Deferred Compensation Agreement to the contrary, with respect to amounts in a Participant’s Account attributable to Base Salary Deferrals and Bonus Deferrals, and matching credits pursuant to Section 4.2, with respect to Plan Years commencing on or after January 1, 2013, (i) if such amount in the Participant’s Account is less than $25,000 at the end of a Deferral Period, other than a Deferral Period which the Participant elected to end on his Retirement Date, when distribution in installments would otherwise commence, (ii) if such amount in the Participant’s Account is less than $50,000 at the end of a Deferral Period which a Participant elected to end on his Retirement Date, when distribution in installments would otherwise commence, or (iii) if such amount in the Participant’s Account is less than $100,000 at the time of the Participant’s death, when distribution in installments would otherwise continue, such amounts instead shall be distributed in a single lump sum payment when such installments otherwise would have commenced or continued.

(d) Notwithstanding the foregoing, to the extent provided by Code Section 409A, with respect to a Participant who is a Specified Executive on the date of his Termination of Employment, no payment under this Section made on account of such Participant’s Termination of Employment shall be made within 6 months after the date of the Participant’s Termination of Employment.

All capitalized terms used in this Third Amendment shall have the meanings set forth in the Plan unless otherwise indicated herein.

This Third Amendment shall be and hereby is incorporated in and forms a part of the Plan. Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Administrative Committee has caused this Third Amendment to be executed by two duly authorized officers of the Company as of the             day of             , 2012.

AutoZone, Inc.

By:
Michael A. Womack
Senior Vice President, Human Resources

By:
Harry L. Goldsmith
Executive Vice President, General Counsel and Secretary